Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Weatherford International public limited company

(Exact Name of Registrant as Specified in its Charter)

Weatherford International Ltd.

(Exact Name of Registrant as Specified in its Charter)

Weatherford International, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $.001 USD per share of Weatherford International public limited company (“Weatherford Ireland”)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Equity	Options of Weatherford Ireland	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Equity	Warrants of Weatherford Ireland	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Share Purchase Contracts of Weatherford Ireland	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Share Purchase Units of Weatherford Ireland(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Guarantees of Debt Securities by Weatherford Ireland(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Debt	Debt Securities of Weatherford International Ltd. (“Weatherford Bermuda”)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Guarantees of Debt Securities by Weatherford Bermuda(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Debt	Debt Securities of Weatherford International, LLC (“Weatherford Delaware”)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Guarantees of Debt Securities by Weatherford Delaware(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees.
(3)	Each unit may be issued under one or more unit agreements and will represent an interest in share purchase contracts, debt securities or debt obligations of third parties, including U.S. Treasury securities.
(4)	Debt securities issued by Weatherford Bermuda may be guaranteed by Weatherford Ireland and Weatherford Delaware. Debt securities issued by Weatherford Delaware may be guaranteed by Weatherford Ireland and Weatherford Bermuda. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.